Exhibit 99.1

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

AVON REPORTS THIRD QUARTER EARNINGS OF $.37 PER SHARE,
UP 32%, $.03 PER SHARE AHEAD OF EARLIER GUIDANCE

Third Quarter Sales Increase 11%;
Operating Margin Advances 150 Basis Points

Company Sees Full-Year Earnings of $1.75-$1.77 Per Share,
Up from Earlier Guidance Of $1.72 Per Share

NEW YORK, N.Y., October 29, 2004 – Avon Products, Inc. (NYSE:AVP) today reported that earnings in the third quarter 2004 increased 32% to $.37 per share, $.03 per share ahead of earlier guidance due to higher-than-anticipated operating profit. In the third quarter 2003, Avon reported earnings of $.28 per share.

     Avon said that the $.03 upside to third quarter earnings per share came primarily from operations, with stronger-than-expected performance in the company’s international regions -- particularly Europe and Latin America – and with the U.S. performing in line with earlier guidance.

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     The company also raised its outlook for full-year 2004 to $1.75-$1.77 per share, at least 26% above prior year, and up from earlier guidance of $1.72 per share. The improved outlook reflects the third quarter’s overachievement, as well as potential for a lower effective fourth quarter tax rate of 29-30% due to increased benefits realized from the company’s previously announced tax and cash management strategies.

     Sales in the third quarter grew 11% to $1.78 billion, up from $1.60 billion in the year-ago period. Excluding the impact of foreign currency exchange, sales rose 10%. Units and active Representatives increased 15% and 11%, respectively, and sales of Beauty products rose 15%, outpacing overall growth.

     Operating profit in the quarter increased an exceptional 25%, exceeding earlier expectations, and operating margin improved 150 basis points versus the prior-year quarter.

     The company’s third quarter effective tax rate was 30.7%, in line with earlier guidance. Net income in the quarter increased 33% to $176.9 million, compared with $133.1 million in last year’s third quarter. Net cash provided by operations in the third quarter 2004 was $139.7 million, $29.3 million ahead of the prior-year quarter.

     Commenting on the company’s third quarter performance, Andrea Jung, Avon’s chairman and chief executive officer said, “We are extremely pleased with the continuing strength of our global portfolio which has enabled us to deliver another quarter of outstanding results, despite sluggish sales in the U.S. Europe, Latin America and Asia Pacific all delivered double-digit growth in local-currency sales, units and dollar operating profit. Additionally, each of these regions

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achieved at least 200 basis points of operating margin expansion. The overall top and bottom line strength across these three key geographies contributed to the higher-than-anticipated performance in the third quarter.”

Third Quarter Regional Highlights

     Avon said that sales in the U.S declined 1% versus a 7% gain in the third quarter of 2003, reflecting weak consumer response to color cosmetics promotions in advance of a late September category re-launch, and underperformance in children’s apparel and toys. Additionally, several hurricanes occurring late in the quarter are estimated to have negatively impacted sales and operating profit growth by one point and two points, respectively. The storms also had an approximate one-point negative impact on active Representative growth, which was flat in the quarter in part due to weaker consumer activity. Units in the quarter increased 1%. Sales of Beauty and Beauty Plus products were flat, and sales in the Beyond Beauty category declined 6%. U.S. operating profit declined 9% due to the sales decline, as well as higher freight and materials costs, which contributed to an operating margin decrease of 140 basis points.

     The Latin America region had third quarter sales growth of 8% in dollars and 13% in local currencies reflecting broad-based strength across the region, and in particular Venezuela and Brazil. Units in the region increased 12% and active Representatives were up 11%. Mexico and Brazil, Avon’s second and third largest markets, each had a healthy gain in local-currency sales of 10% and 8%, respectively. Operating profit in the region exceeded expectations,

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advancing 18% in the third quarter and operating margin improved by 230 basis points to 26.6%.

     In Europe, third quarter sales grew at an accelerated rate, advancing 33% in dollars and 24% in local currency, exceeding earlier expectations. Units and active Representatives increased 33% and 21%, respectively. The markets of Central and Eastern Europe delivered an exceptionally strong overall performance, with sales in Russia growing over 80%, or over 70% on a local-currency basis, in the quarter. Sales in the U.K. increased more than 20%, with local-currency sales up almost 10%, due to highly focused consumer promotions and field sales incentive programs, including the launch of the updated Avon Color line and its flagship product, My Lip Miracle. Operating profit in Europe increased 60% in the third quarter, and operating margin expanded by 310 basis points to 18.1%.

     Asia Pacific generated robust operating performance as sales increased 14% in dollars and 12% in local currencies. Units grew 22% and active Representatives grew 14% benefiting from an increased number of sales campaigns in the Philippines that resulted in more frequent Representative ordering. China continued its standout performance with sales growing 37% in the quarter. The markets of Southeast Asia were also strong performers with sales growth of 14%, and operating profit growth of nearly 60% following a 2003 Malaysian field reorganization. Operating profit for the region as a whole rose 29%, and operating margin expanded by 200 basis points to 17.1%.

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Outlook for Fourth Quarter and Full-Year 2004

     Looking ahead to the fourth quarter, Avon said that it expects double-digit sales growth in both local currencies and dollars, in line with the third quarter. Growth in Beauty sales should again outpace overall sales growth by at least two points, and units and active Representatives should each increase by double digits. Operating profit is expected to grow in line with sales, even after an incremental $30 million in consumer and strategic investments including doubling the advertising spend to sustain high growth in Russia, China, Brazil and the U.K. Earnings per share in the quarter are expected to be $.58-$.60. Avon had earnings per share of $.55 in the prior-year period, which included a $.04 per share favorable impact from a tax settlement and reversal of previously recorded restructuring charges.

     In the U.S., fourth quarter sales are forecast to decline approximately 3% in a weaker than expected consumer environment, reflecting a mid-teens decrease in the Beyond Beauty category, which is projected to have as much as a five-point unfavorable impact. Active Representatives are forecast to grow 1% and sales of Beauty products are expected to be flat with the prior year. U.S. operating profit is expected to be in the range of $110 million in the quarter, versus $133 million in the year-ago period, due primarily to the sales decline and, to a lesser degree, continuing pressure on freight and material costs.

     Stronger operating profit in international regions is expected to fully offset the U.S. shortfall. Latin America is projected to grow sales and operating profit in the high-single digits and mid-teens, respectively. Europe’s sales and operating

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profit should increase in the range of 25% and 35%, respectively. The Asia Pacific region is forecast to grow sales and operating profit in the mid-single digits and mid-teens range, respectively.

     Commenting on the full-year, Ms. Jung said, “We are pleased to raise our full-year earnings expectation to $1.75 per share, and as high as $1.77 per share based on the increased probability for certain benefits from our previously announced tax and cash management strategies. In addition to the stronger earnings, we also anticipate that full-year cash flow from operations should exceed our targeted $800 million, compared with $745 million in the prior-year period.

     “We are extremely pleased that the exceptional strength of our global geographic portfolio and the flexibility it provides will enable us to deliver another year of standout performance despite a difficult U.S. consumer environment and challenges in the U.S. Beyond Beauty segment. Going forward, we intend to fully exit certain Beyond Beauty categories and significantly restructure others as we restore the U.S. business to healthy growth.

     “We are very proud that 2004 is shaping up to be the third consecutive year in which earnings will grow at least 20%. Looking ahead, we see another strong year in 2005, and again expect to achieve our long-term annual targets of double-digit local-currency sales growth and at least 10% earnings per share growth as the transformation of Avon continues to take hold around the world.”

      Avon will conduct a conference call today at 9 a.m. New York time to discuss the results for the quarter and outlook for the fourth quarter of 2004. The

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conference call will be webcast live and can be accessed at www.avoninvestor.com.

      Avon is the world’s leading direct seller of beauty and related products, with $6.8 billion in annual revenues. Avon markets to women around the world through 4.4 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

# # #

Cautionary Statement For Purposes of the “Safe Harbor” Statement under the Private
Securities Litigation Reform Act of 1995

            Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon Products, Inc. (“Avon” or the “Company”) to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia Pacific and Central and Eastern Europe; the Company’s ability to implement its business, cash management and tax strategies and its Business Transformation initiatives; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets, particularly in its largest markets; the impact of substantial currency fluctuations on the results of the Company’s foreign operations and the cost of sourcing foreign products and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its information systems initiatives; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s

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access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three months ended September 30		Percent Change	Nine months ended September 30		Percent Change

	2004	2003		2004	2003

Net sales (1)	$1,784.7	$1,604.5	11%	$5,370.5	$4,696.8	14%
Other revenue	21.5	16.2		66.8	48.1

Total revenue (1)	1,806.2	1,620.7	11%	5,437.3	4,744.9	15%

Cost of sales (1)	675.2	606.6		2,005.3	1,800.3
Marketing, distribution and
administrative expenses (1)	868.2	803.1		2,614.3	2,290.2

Operating profit	262.8	211.0	25%	817.7	654.4	25%

Interest expense	8.2	6.5		24.1	27.0
Interest income	(5.5)	(2.8)		(13.9)	(8.3)
Other expense, net (2)	2.1	11.0		9.4	22.6

Total other expenses	4.8	14.7		19.6	41.3

Income before taxes and minority interest	258.0	196.3	31%	798.1	613.1	30%
Income taxes (3)	79.2	61.5		232.5	203.6

Income before minority interest	178.8	134.8		565.6	409.5
Minority interest	(1.9)	(1.7)		(8.3)	(6.0)

Net income	$176.9	$133.1	33%	$557.3	$403.5	38%

Earnings per share: (4)
Basic	$.37	$.28	32%	$1.18	$.86	37%

Diluted (5)	$.37	$.28	32%	$1.17	$.84	39%

Average shares outstanding:
Basic	473.08	472.30		472.39	470.77
Diluted	479.36	479.22		478.20	485.11

Notes:

(1) For the three and nine months ended September 30, 2003, and the nine months ended September 30, 2004, certain Brazilian taxes were reclassified from operating expenses to a reduction of sales and cost of sales. These reclassifications did not affect operating profit.

(2) For the three months ended September 30, Other expense, net includes net foreign exchange losses of $1.2 and $3.5 in 2004 and 2003, respectively. For the nine months ended September 30, Other expense, net includes net foreign exchange losses of $5.9 and $12.3 in 2004 and 2003, respectively. The three and nine months ended September 30, 2003 also include $6.4 of expense for the write-off of deferred debt issue costs due to the redemption of convertible notes.

(3) For the three and nine months ended September 30, 2004, Income taxes were impacted by a decline in the tax rate resulting from a reduction in tax expense of $8.7 and $37.4, respectively, due to cash management and tax strategies, favorable audit settlements, and amended returns as well as tax and interest refunds. For the three and nine months ended September 30, 2003, Income taxes were impacted by a decline in the tax rate resulting from a reduction in tax expense of $6.0 and $10.8, respectively, due to a favorable audit settlement and an IRS interest refund.

(4) 2003 quarter and year-to-date Earnings per share were restated to reflect the two-for-one stock split that took place in May 2004.

(5) For purposes of calculating diluted earnings per share for the three and nine months ended September 30, 2003, after tax interest expense of $0.4 and $5.7, respectively, applicable to convertible debt was added back to net income.

AVON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30 2004	December 31 2003

Cash and cash equivalents	$607.4	$694.0
Accounts receivable	641.8	599.8
Inventories	825.9	653.4
Prepaid expenses and other	306.2	278.9

Total current assets	2,381.3	2,226.1

Property, plant and equipment, net	930.5	855.6
Other assets	523.3	480.6

Total assets	$3,835.1	$3,562.3

Debt maturing within one year	$233.8	$244.1
Accounts payable	440.9	400.1
Other current liabilities	931.1	943.5

Total current liabilities	1,605.8	1,587.7

Long-term debt	865.3	877.7
Other non-current liabilities	655.0	725.6

Total shareholders' equity	709.0	371.3

Total liabilities and shareholders' equity	$3,835.1	$3,562.3

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended September 30

	2004	2003

Cash Flows from Operating Activities:
Net income	$557.3	$403.5
Depreciation and amortization	96.4	91.7
Provision for doubtful accounts	101.0	88.1
Provision for obsolescence	44.3	40.4
Deferred income taxes	(39.9)	1.1
Other	(3.3)	11.0

Changes in assets and liabilities:
Accounts receivable	(144.5)	(98.6)
Inventories	(214.6)	(156.6)
Prepaid expenses and other	(18.1)	(49.6)
Accounts payable and accrued liabilities	103.6	(30.5)
Income and other taxes	(55.4)	(45.3)
Noncurrent assets and liabilities	(59.1)	(30.2)

Net cash provided by operating activities	367.7	225.0

Cash Flows from Investing Activities:
Capital expenditures	(162.4)	(102.9)
Disposal of assets	6.9	13.3
Other investing activities	(48.2)	(29.9)

Net cash (used in) investing activities	(203.7)	(119.5)

Cash Flows from Financing Activities:
Cash dividends	(202.5)	(150.9)
Total debt, net change	(12.1)	(165.9)
Repurchase of common stock	(143.6)	(95.6)
Proceeds from exercise of stock options, net of taxes	109.4	78.5
Other financing activities	(0.2)	1.3

Net cash (used in) financing activities	(249.0)	(332.6)

Effect of exchange rate changes on cash and equivalents	(1.6)	4.9

Net (decrease) in cash and equivalents	$(86.6)	$(222.2)

AVON PRODUCTS, INC. - SUPPLEMENTAL SCHEDULE

THIRD QUARTER 2004 - THREE MONTHS ENDED 9/30/04

REGIONAL RESULTS

$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 3Q03	% var. vs 3Q03		% var. vs 3Q03	2004 percent	% var. vs 3Q03	% var. vs 3Q03

North America	$578.6	0%	0%	$77.8	-5%	13.1%	3%	1%
US	502.6	-1	-1	71.6	-9	13.9	1	0
International (1)	1,206.1	18	16	258.3	31	21.3	19	14
Latin America (1)	485.7	8	13	129.3	18	26.6	12	11
Europe	464.2	33	24	84.5	60	18.1	33	21
Asia Pacific (2)	256.2	14	12	44.5	29	17.1	22	14
Total from Operations (1) (2)	1,784.7	11	10	336.1	20	18.6	15	11
Global Expenses	-	-	-	(73.3)	-8	-	-	-
Consolidated (1) (2)	$1,784.7	11%	10%	$262.8	25%	14.5%	15%	11%

CATEGORY SALES (US$)

	Consolidated		US

		% var. vs 3Q03		% var. vs 3Q03

Beauty (cosmetics/fragrances/toiletries)	$1,230.9	15%	$276.1	0%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	318.9	7	131.6	0
Beyond Beauty (home products/gift and decorative/candles)	234.9	-1	94.9	-6

	$1,784.7	11%	$502.6	-1%

THIRD QUARTER 2004 - NINE MONTHS ENDED 9/30/04

REGIONAL RESULTS

$ in Millions	Net Sales US$		Net Sales in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps

		% var. vs 9M03	% var. vs 9M03		% var. vs 9M03	2004 percent	% var. vs 9M03	% var. vs 9M03

North America	$1,811.3	3%	3%	$298.9	5%	16.1%	6%	2%
US	1,585.0	3	3	276.7	-4	17.0	5	2
International (1)	3,559.2	21	17	760.0	35	21.2	17	13
Latin America (1)	1,396.7	13	15	340.8	21	24.4	12	11
Europe	1,400.3	33	22	282.8	62	20.1	23	15
Asia Pacific (2)	762.2	17	13	136.4	30	17.6	22	14
Total from Operations (1) (2)	5,370.5	14	12	1,058.9	25	19.5	14	11
Global Expenses	-	-	-	(241.2)	-26	-	-	-
Consolidated (1) (2)	$5,370.5	14%	12%	$817.7	25%	15.0%	14%	11%

CATEGORY SALES (US$)

	Consolidated		US

		% var. vs 9M03		% var. vs 9M03

Beauty (cosmetics/fragrances/toiletries)	$3,732.7	18%	$910.2	5%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	963.1	9	413.9	4
Beyond Beauty (home products/gift and decorative/candles)	674.7	3	260.9	-5

	$5,370.5	14%	$1,585.0	3%

(1) For the three and nine months ended September 30, 2003, and the nine months ended September 30, 2004, certain Brazilian taxes were reclassified from operating expenses to a reduction of sales and cost of sales. These reclassifications did not affect operating profit.

(2) Growth in Active Representatives was positively impacted by an increase in the number of sales campaigns in the Philippines in the third quarter of 2004, resulting in additional opportunities to order. This change positively impacted Active Representative growth in Asia Pacific for the three and nine months ended September 30, 2004 by 8 points and 4 points, respectively. This change positively impacted Active Representative growth for Consolidated Avon for the three and nine months ended September 30, 2004 by 1 point in each period.